Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT
     This exhibit lists the subsidiaries of WebMD Health Corp. and their respective jurisdictions of incorporation or formation:

Name	Jurisdiction

WebMD Health Corp.	Delaware
WebMD, Inc.	Georgia
Boca Subsidiary Corp.	Delaware
Conceptis, Inc.	Delaware
Crescendo Medical Education LLC	Delaware
eMedicine.Com, Inc.	Delaware
Endeavor Technologies, Inc.	Georgia
Healtheon/WebMD Cable Corporation	Delaware
Healtheon/WebMD Internet Corporation	Delaware
HealthShare Technology, Inc.	Delaware
HW Japan, Inc.	Delaware
MDhub, LLC	Connecticut
MedicineNet, Inc.	California
MMM Acquisition Company	Delaware
Medscape Portals, Inc.	Delaware
Medscape LLC	Delaware
National Physicians DataSource, LLC	Connecticut
OnHealth Network Company	Washington
BabyData.com, Inc.	Delaware
Demand Management, Inc.	Colorado
Health Decisions, Inc.	Colorado
Health Decisions International, LLC	Colorado
The Ornish Health Program, Inc.	California
OW Corp.	Delaware
Physicians Telephone Directory, Inc.	Connecticut
RxList, Inc.	Delaware
RxList LLC	California
Telemedics, Inc.	Georgia
WebMD Domain Corp.	Delaware
WellMed, Inc.	Delaware